EXHIBIT 99.9

PRESS RELEASE DATED JANUARY 14, 2013

U-Swirl, Inc. Acquires Aspen Leaf and Yogurtini Frozen Yogurt Chains

Adds 46 locations!

HENDERSON, Nev.− (PR NEWSWIRE) – January 14, 2013 − U-Swirl, Inc. (OTCQB: SWRL), parent to U-SWIRL International, Inc., the owner and franchisor of U-SWIRL Frozen Yogurt® cafés, today announced that it has acquired specific assets of Aspen Leaf Yogurt, LLC, a subsidiary of Rocky Mountain Chocolate Factory, Inc. (NASDAQ:RMCF), as well as the Yogurtini frozen yogurt franchise chain.  The acquisition includes all intellectual property and worldwide franchise rights for a total of 46 operating locations comprising 40 franchise locations and 6 corporate locations.  Multiple units are in some phase of development.   Under the terms of the acquisition agreement, Rocky Mountain Chocolate Factory becomes the majority shareholder in U-Swirl, Inc., and the current U-Swirl management will continue to run day to day operations.   As a result of this acquisition, U-Swirl has almost tripled the size of its store base, with over 75 stores  now operating in 23 states.

Rico Conte, Chief Executive Officer, stated, “We are delighted to have partnered with Rocky Mountain Chocolate Factory on this acquisition and see them as a valued member of the U-Swirl team.  They will play an important role in our plan to execute on an accretive acquisition strategy moving forward.  The immediate elimination of duplicative costs, combined with the potential for increased savings and rebates from suppliers due to volume purchasing discounts, should significantly improve our profit margins in 2013.  From a strategic perspective, we believe U-Swirl will be in an excellent position to grow its franchise base both organically and through opportunistic acquisitions in coming years.”

HIGHLIGHTS

•	U-Swirl acquires Aspen Leaf Yogurt and Yogurtini - a total of 46 stores.

•	Rocky Mountain Chocolate Factory acquires 60% equity stake in U-Swirl.

•	Transaction expected to transform U-Swirl into profitable company well-positioned to pursue organic growth and acquisitions.

U-Swirl, headquartered in Henderson, Nevada, currently operates and/or franchises 30 self-serve frozen yogurt stores under the name U-Swirl Frozen Yogurt.  The stores are located in Nevada (10 units), Idaho (3), Arizona (4), California (1), Florida (1), Utah (3), Texas (2), Montana (2), New Mexico (3), and Pennsylvania (1). The Company’s common stock trades on the OTCQB under the symbol “SWRL”.

Privately-owned Yogurtini® (YHI, Inc,), headquartered in Tempe, Arizona, currently franchises 30 self-serve frozen yogurt stores under the name Yogurtini® Self-Serve.  The stores are located in Arizona (7), Missouri (8), Kansas (2), Colorado (4), Florida (3), South Carolina (1), Nebraska (1), Georgia (1), New York (1) and Virginia (2).

Aspen Leaf Yogurt, LLC, a subsidiary of Rocky Mountain Chocolate Factory, Inc., currently franchises and/or operates 16 self-serve frozen yogurt stores under the name Aspen Leaf Yogurt.   The stores are located in Colorado (5), Idaho (2), Arizona (1), New Mexico (1), Iowa (3), Texas (1), Illinois (1), Missouri (1) and Tennessee (1).

Under the terms of the agreements, Rocky Mountain Chocolate Factory, Inc. contributed to U-Swirl: substantially all contractual and intellectual property of Aspen Leaf Yogurt and Yogurtini; property, plant and equipment relating to five company-owned Aspen Leaf Yogurt stores; and $78,000 in cash.  In exchange, Rocky Mountain Chocolate Factory, Inc. received from U-Swirl: 60% of U-Swirl’s outstanding common stock, $500,000 in recourse notes, $400,000 in non-recourse notes, and a stock purchase warrant that allows Rocky Mountain Chocolate Factory, Inc. to maintain its pro rata ownership in U-Swirl if existing options and/or warrants are exercised.

“We believe the combination of three self-serve frozen yogurt chains under the U-Swirl umbrella will result in a profitable company that is well-positioned to achieve significant growth through a disciplined organic expansion and acquisition strategy,” stated Franklin Crail, Founder and Chief Executive Officer of Rocky Mountain Chocolate Factory, Inc.  “By partnering with publicly-traded U-Swirl, our shareholders still have the opportunity to realize the potential for value appreciation in the self-serve frozen yogurt industry.  Meanwhile, Rocky Mountain Chocolate Factory’s management team will be able to focus all of its attention on the Company’s highly profitable chocolate manufacturing operations and retail store franchising business.”

You may find Information on U-Swirl,Inc. on the Company's website http://www.u-swirl.com/.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate, confection and self-serve frozen yogurt stores and a manufacturer of an extensive line of premium chocolates and other confectionery products.  As of December 31, 2012 the Company and its franchisees operated XXX stores in XX states, Canada, Japan and the United Arab Emirates.  The Company’s common stock is listed on The Nasdaq Global Market under the symbol “RMCF.”

Safe Harbor Statement

This press release contains forward-looking statements regarding the timing and financial impact of U-Swirl, Inc.'s ability to implement its business plan, expected revenues and future success. These statements involve a number of risks and uncertainties and are based on assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, failure to achieve expected revenue growth, changes in our operating expenses, legal developments, competitive pressures, changes in customer and market requirements and standards, and the risk factors detailed from time to time in U-Swirl’s  periodic filings with the Securities and Exchange Commission, including without limitation, the Company's Annual Report  for the year ended December 31, 2011. The forward looking-statements in this press release are based upon management's reasonable belief as of the date hereof. U-Swirl, Inc. undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

For More Information Please Contact:
U-Swirl, Inc.
Office:  702-586-8700
Fax: 702-834-8444  Email:  info@u-swirl.com